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EXHIBIT 11 - STATEMENT  RE:  COMPUTATION  OF PER SHARE EARNINGS

(Unaudited)




                                          Three Months Ended          Nine Months Ended           Twelve Months Ended
                                           November 2   October 28     November 2   October 28     November 2   October 28
                                              1996         1995           1996         1995           1996         1995
Average shares outstanding                 113,573,347  113,045,656    113,451,037  113,045,656    113,350,655  113,036,321
Net effect of dilutive stock options based
    on the treasury stock method using
    average market price                       431,623      217,961        602,257       92,899        479,241       69,674

Total                                      114,004,970  113,263,617    114,053,294  113,138,555    113,829,896  113,105,995




Net Income                                 $31,618,000  $51,025,000   $127,545,000 $138,037,000   $156,691,000 $256,964,000
Less preferred dividends                        (5,500)      (5,500)       (16,500)     (16,500)       (22,000)     (22,000)

Net income available to common shares      $31,612,500  $51,019,500   $127,528,500 $138,020,500   $156,669,000 $256,942,000


Per share                                        $0.28        $0.45          $1.12        $1.22          $1.38        $2.27

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